Exhibit 10.10

APPFOLIO, INC.
LONG-TERM CASH INCENTIVE AWARDS OFFER
AppFolio, Inc. (the "Company") hereby offers to each of [ ] ("[ ]") and [ ] ("[ ]") the long-term cash incentive awards, as set forth below, on this [ ] day of [ ] 20[ ].
RECITALS
A.    The Company has heretofore adopted a Long-Term Executive Cash Incentive Plan on February 20, 2018 (the "Incentive Plan"). All capitalized terms herein shall have the meaning set forth in the Incentive Plan.
B.    The awards offered herein to [ ] and [ ] are pursuant to the Incentive Plan.
AWARDS
1.[ ] and [ ] are each hereby offered Performance Awards, as provided herein.

2.The Performance Awards shall be for three Performance Periods, each commencing on [ ] and ending, respectively, on [ ], [ ] and [ ] (each such ending date a "Date of Determination").

3.Promptly after each Date of Determination the Compensation Committee shall calculate the Internal Rate of Return (the "IRR") for the Performance Period in accordance with the formula set forth in [ ].

4.Promptly after the Compensation Committee has calculated this IRR, it shall instruct the Company to pay in cash to [ ] and [ ] the amounts, if any, determined pursuant to the Payout Formula set forth in [ ] (a "Payment Amount").

5.If (i) there is a Change of Control, as defined [ ], and (ii) [ ] and/or [ ] is employed by the Company at the time of such Change of Control as provided in Section 6 of the Incentive Plan, and (iii) within 180 days of such Change of Control, [ ]’s or [ ]’s employment with the Company is terminated either by the Company with or without cause, or by their voluntary resignation, the terminated or resigning party shall have the option for 60 days after such termination or resignation to receive a one-time cash payment as set forth in [ ], in lieu of the Performance Award granted to them hereunder. As a condition to receiving this cash payment, the recipient thereof shall execute such documents as reasonably requested by the Company to document the release of all rights he or she would otherwise have with respect to his or her respective Performance Awards. If a Change of Control occurs after a Date of Determination, and [ ] and/or [ ] elect such one-time payment, in addition to such one-time payment they shall be entitled to retain any payments theretofore made to them for any Dates of Determination preceding such Change of Control.

6.[ ] and [ ] each acknowledges and agrees that, if they accept the Performance Awards offered to them herein, they shall not be eligible for any additional equity or RSU grants during, or for, the Performance Periods.

7.These Performance Awards shall be subject to, and administered in accordance with, the Incentive Plan.

If you accept the Performance Award granted to you herein, please so indicate below.

APPFOLIO, INC.

By:______________________________

ACCEPTED:

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